Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 16, 2024 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.101611 per unit, payable on March 28, 2024, to unitholders of record on February 29, 2024. Marine’s 2023 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.101611 per unit is higher than the $0.083661 per unit distributed last quarter, primarily due to a decrease in administrative expenses, partially offset by decreases in both the volume of oil and natural gas produced and included in this distribution and prices realized for both oil and natural gas. This distribution is lower than the $0.159312 per unit distributed in the comparable quarter in 2023. As compared to the comparable quarter in 2023, the volumes of both oil and natural gas produced and included in this distribution and prices realized for both oil and natural gas have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Jana Egeler
VP, Royalty Trust Services
Argent Trust Company, Trustee
Toll Free – 1.855.588-7839